EXHIBIT 23



                               CONSENT OF KPMG LLP



Board of Directors
Johnson Worldwide Associates, Inc.:

We consent to incorporation by reference in the Registration Statements (Nos. 33-19804, 33-19805, 33-35309, 33-50680, 33-52073, 33-54899, 33-59325, 33-61285,
333-88089 and 333-88091) on Form S-8 of Johnson Worldwide Associates, Inc. of our report dated November 9, 1999, relating to the consolidated balance sheets of Johnson Worldwide Associates, Inc. and subsidiaries as of October 1, 1999 and October 2, 1998, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended October 1, 1999, which report appears in the 1999 Annual Report on Form 10-K of Johnson Worldwide Associates, Inc.



                                                                        KPMG LLP
Milwaukee, Wisconsin
December 29, 1999